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                                                                    EXHIBIT 23.1

MORGAN STANLEY DEAN WITTER

                                                        1999 AVENUE OF THE STARS
                                                        LOS ANGELES, CA 90067
                                                        (310) 728-2000

     We hereby consent to the use of our opinion letter, dated August 1, 1999, to the Board of Directors of Fidelity National Financial, Inc. ("Fidelity"), included as Annex B to the Joint Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 relating to the proposed merger of Chicago Title Corporation and Fidelity, and to the references to us or such opinion in the Joint Proxy Statement/Prospectus under the headings "Summary -- Opinions of Financial Advisors," and "The Merger -- Background of The Merger," "--Fidelity Reasons for the Merger; Recommendation of the Fidelity Board of Directors" and "--Opinion of Fidelity's Financial Advisor." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                               MORGAN STANLEY & CO. INCORPORATED

                                               By: C. DANIEL EWELL
                                                   -----------------------------
                                                   C. Daniel Ewell
                                                   Managing Director

October 15, 1999
Los Angeles, CA